Exhibit 99.1

TroveraTM EGFR Urine Liquid Biopsy Test Predictive of Clinical Response to Therapy: Case Series in Patients with Non-Small Cell Lung Cancer

Authors conclude that ctDNA testing demonstrates clinical utility in assessing disease burden and response to therapy

SAN DIEGO, CA — March 7, 2017 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, today announced that a patient case series featuring use of the Company’s Trovera™ EGFR urine-based liquid biopsy test was recently published in Lung Cancer.  The publication, titled “Longitudinal monitoring of ctDNA EGFR mutation burden from urine correlates with patient response to EGFR TKIs: A case series,” demonstrates the value of urine ctDNA EGFR testing to aid in the diagnostic work-up and clinical management of patients with non-small cell lung cancer.

“Urine ctDNA, using the Trovera™ EGFR test, was predictive of, and consistent with, clinical response by radiographic imaging,” said lead author Dr. Raja Mudad, lung cancer expert at Sylvester Comprehensive Cancer Center, part of UHealth — the University of Miami Health System, and Assistant Professor of Clinical Medicine at the Miller School of Medicine.  “Urinary ctDNA testing is a noninvasive molecular diagnostic with the potential to be used as an ancillary clinical tool to assess disease burden and response to therapy in our patients with advanced stage non-small cell lung cancer.”

“This is the first time we have demonstrated the use of our Trovera™ urine liquid biopsy test for monitoring in a real-world clinical setting,” added Dr. Mark Erlander, Chief Scientific Officer at Trovagene.  “We continue to be pleased that Trovera™, the only urine liquid biopsy test that offers healthcare providers a truly noninvasive alternative to tissue biopsy, is able to provide clinically actionable information about the cancer and help inform treatment decisions.”

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in an effort to enable itself, through its CLIA/CAP — accredited laboratory, and others, through the distribution of research use only (RUO) kits and systems, to detect and monitor ctDNA in urine and blood. The Company’s PCM technology allows for detection and quantitation of oncogene mutations in cancer patients for improved disease management. Trovagene’s TroveraTM liquid biopsy test, which utilizes PCM technology, is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property, including multiple issued patents and pending

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

patent applications worldwide.  For more information, please visit  http://www.trovagene.com/.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by oncologists or prove to be commercially successful, or that Trovagene’s strategy to design its PCM platform to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts:

Vicki Kelemen
Sr. Director, Marketing Communications
858-952-7652
vkelemen@trovagene.com